EXHIBIT 99(b)

                             TB&T BANCSHARES, INC.
                             3201 CENTRAL BOULEVARD
                            BROWNSVILLE, TEXAS 78520

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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 11, 1998

     Notice is hereby given that a special meeting of the Shareholders of TB&T Bancshares, Inc., Brownsville, Texas ("TB&T Bancshares") will be held at the offices of TB&T Bancshares, 3201 Central Boulevard, Brownsville, Texas, on February 11, 1998 at 3:00 p.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization (the "Agreement"), dated as of October 15, 1997, between TB&T Bancshares, Inc., a Texas corporation
     ("TB&T Bancshares"), and Texas Regional Bancshares, Inc., a Texas corporation ("Texas Regional") providing for the merger (the "Merger") of TB&T Bancshares with and into Texas Regional Delaware, Inc., a Delaware corporation that is a wholly-owned subsidiary of Texas Regional (herein referred to as "TRD"). As a result of the merger, TB&T Bancshares would become a subsidiary of Texas Regional, the shareholders of TB&T Bancshares would be entitled to receive 0.1522126 of a share of Texas Regional Class A Voting Common Stock for each share of TB&T Bancshares capital stock then held by them, and an additional 0.0294605 of a share of Texas Regional Common Stock would be deposited into escrow pursuant to a Holdback Escrow Agreement to be executed at the time of closing in the form attached to the Agreement, all as more fully described in the accompanying Prospectus/Proxy Statement and in the Agreement, a copy of which is annexed to the Prospectus/Proxy Statement as Annex A. At the meeting, the shareholders will also consider and vote on approval of the merger of TB&T Bancshares' subsidiary, Texas Bank and Trust, with and into TRD's subsidiary, Texas State Bank.

          2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors of TB&T Bancshares has fixed the close of business on January 13, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting or at any adjournment thereof.

DATED:

January 13, 1998                       BY ORDER OF THE BOARD OF DIRECTORS
                                       President

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED ENVELOPE MAY BE USED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.